Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use of our report dated February 23, 2007, on the consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 of Kansas City Southern de México, S.A. de C.V. (the “Company”), which report appears on the Annual Report on Form 10-K of Kansas City Southern de México, S.A. de C.V., furnished to the Securities and Exchange Commission on February 13, 2009.
/s/ KPMG Cárdenas Dosal, S.C.
Leandro Castillo
Monterrey, N.L. as of February 13, 2009.